Exhibit 99.2

Fidelity National Financial, Inc. Announces Formation of Black Knight Financial

Services and Issuance of a 35% Interest in Two Black Knight Operating Subsidiaries to

Thomas H. Lee Partners, L.P.

Jacksonville, Fla. — (January 3, 2014) — Fidelity National Financial, Inc. (NYSE:FNF), a leading provider of title insurance and transaction services to the real estate and mortgage industries, today announced the reorganization of the former Lender Processing Services, Inc. (“LPS”) businesses, the formation of a wholly-owned subsidiary called Black Knight Financial Services, Inc. (“Black Knight”) and the issuance of a 35% interest in each of Black Knight’s two operating subsidiaries, ServiceLink Holdings, LLC (“ServiceLink”) and Black Knight Financial Services, LLC (“BKFS”), to funds affiliated with Thomas H. Lee Partners, L.P. and certain related entities. Black Knight, through ServiceLink and BKFS, now owns and operates the former LPS businesses and FNF’s ServiceLink business. FNF’s core operating subsidiaries now consist of Fidelity National Title Group, Inc. and Black Knight.

BKFS consists of LPS’ former technology, data and analytics businesses and the technology offerings previously owned by FNF’s ServiceLink division. BKFS’ primary products and services include:

•	Empower®, PCLender® and LendingSpace® - enterprise-wide loan origination systems that support the correspondent, wholesale and retail markets

•	RealEC® - electronically connects mortgage lenders and their business partners, and supports the company’s loan quality offerings

•	MSP® - the leading residential mortgage servicing technology platform in the U.S.

•	LPS Desktop® and Fusion – comprehensive workflow platforms that support mortgage servicing

•	The world’s largest U.S. property database, that covers 99.9% of U.S. property records from over 3,000 counties

•	Most comprehensive mortgage performance data - represents nearly 70 percent of loans in the mortgage industry and provides the broadest breadth and depth of any single loan-level data source

•	Industry-leading analytics - Provide valuable insight that helps effectively manage risk, support regulatory compliance and improve decision-making

BKFS will be led by Tom Sanzone, who joined FNF in 2013 and has more than 25 years of experience in the financial services industry, leading both technology and business operations at some of the world’s largest global financial institutions.

ServiceLink consists of FNF’s former ServiceLink division and LPS’s former transaction services business. ServiceLink provides a full suite of origination and default related products and services to leading national and regional mortgage originators. Its primary offerings include:

•	A comprehensive suite of title, closing and escrow services and flood certifications

•	Market-leading appraisal and valuation solutions

•	Default- related services, including asset management, field services and sales and posting

ServiceLink will continue to be led by Chris Azur, the former President of FNF’s ServiceLink division, who has more than 20 years of experience in the mortgage transactions services business.

Azur and Sanzone will report to William P. Foley, II, Chairman of FNF and Black Knight. Additionally, Kirk Larsen will serve as Chief Financial Officer of Black Knight, reporting to Foley. Prior to joining Black Knight, Larsen was Corporate Executive Vice President of Finance and Treasurer of FIS, the world’s largest global provider dedicated to banking and payments technologies.

“We are excited to finalize the reorganization, ownership and management structure of the former LPS and ServiceLink businesses,” said Foley. “We will now focus our efforts on the successful integration of these businesses to achieve operational efficiencies, drive organic growth and identify investment opportunities to grow this core business.”

About FNF

Fidelity National Financial, Inc. (NYSE:FNF), is a leading provider of title insurance, mortgage services and diversified services. FNF is the nation’s largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title and Alamo Title - that collectively issue more title insurance policies than any other title company in the United States. FNF also owns a 55% stake in American Blue Ribbon Holdings, LLC, a restaurant owner and operator of the O’Charley’s, Ninety Nine Restaurant, Max & Erma’s, Village Inn, Bakers Square and Stoney River Legendary Steaks concepts. In addition, FNF also owns a 51% stake in Remy International, Inc., a leading designer, manufacturer, remanufacturer, marketer and distributor of aftermarket and original equipment electrical components for automobiles, light trucks, heavy-duty trucks and other vehicles. FNF also owns a minority interest in Ceridian Corporation, a leading provider of global human capital management and payment solutions. More information about FNF can be found at www.fnf.com.

About Thomas H. Lee Partners

Thomas H. Lee Partners, L.P. (“THL”) is one of the world’s oldest and most experienced private equity firms. The firm invests in growth-oriented global businesses, headquartered principally in North America, across three broad sectors: Consumer & Healthcare, Media & Information Services and Business & Financial Services. THL’s team of investment and operating professionals partner with portfolio company management teams to identify and implement business process improvements that accelerate sustainable revenue and profit growth. Since its founding in 1974, THL has raised approximately $20 billion of equity capital and invested in more than 100 businesses with an aggregate purchase price of more than $150 billion. THL strives to build great companies of lasting value and generate superior investment returns. For more information, please visit www.thl.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions, including changes in the financial markets; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U. S. economy; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; our dependence on distributions from our title insurance underwriters as a main source of cash flow; significant competition that our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

SOURCE: Fidelity National Financial, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President and Treasurer, 904-854-8120, dkmurphy@fnf.com; Michelle Kersch, Senior Vice President, Corporate Communications and Marketing, Black Knight Financial Services, 904.854.5043, michelle.kersch@bkfs.com.